As Filed with the Securities and Exchange Commission on March 28, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 24, 2005

DIASYS CORPORATION
(Exact name of small business issuer as specified in its charter)

Delaware	0-24974	06-1339248
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

81 West Main Street, Waterbury, CT 06702
(Address of principal executive offices)

203-755-5083
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

________________________________________

Check the appropriate box below if the form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 24, 2005, DiaSys Corporation (the "Company") received a letter from the Director-Listing Qualifications of the American Stock Exchange (the "AMEX") stating that the AMEX had accepted the Company's plan for regaining compliance with the AMEX's continued listing standards by the end of the plan period on August 24, 2006 and would continue listing the Company on the exchange.

On February 25, 2005, the Company had issued a press release disclosing that on February 23, 2005 the Company had received a letter from the Associate Director-Listing Qualifications of the AMEX advising that the Company was not in compliance with the AMEX's listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) in that it had shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. In response to the AMEX notice, the Company submitted a plan on March 16 and 18, 2005, advising the AMEX of action it had taken and would in the future take to bring it into compliance with AMEX's continued listing standards by August 24, 2006.

As the plan has been accepted, the Company will be able to continue its listing during the plan period until August 24, 2006, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the listing standards by that date, the AMEX will initiate delisting proceedings.

ITEM 9.01	Financial Statements and Exhibits

(c) A copy of the Company's press release dated March 28, 2005 is field herewith as Exhibit 99.1.

SIGNATURES

In accordance with the requirements of the Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

DIASYS CORPORATION
Date: March 28, 2005	/s/ Gregory Witchel
Gregory Witchel Chief Executive Officer